Exhibit 99.1

Accuray Enters into New Revolving Loan Agreement

New Loan Expected to Reduce Interest Costs by Approximately $2.0 Million Annually

SUNNYVALE, Calif., June 15, 2017 — Accuray Incorporated (NASDAQ: ARAY) announced today it has closed a new $52 million senior secured revolving loan facility with MidCap Financial Trust. The net proceeds of the facility, in addition to cash on hand were used to retire all debt held by Cerberus Business Finance, LLC.

The new facility bears interest at 90-day LIBOR (subject to a 1.00% floor) plus 450 basis points with a final maturity date of June 2021. This spread is up to 300 basis points lower than the debt being retired and as a result Accuray expects interest costs to be reduced by approximately $2.0 million annually beginning in fiscal 2018. The Company can draw upon a further $33.0 million of additional revolving facility, subject to the terms of the agreement.

“The new agreement lowers our annual interest costs and reduces total debt outstanding by over $10.0 million,” said Kevin Waters, Chief Financial Officer.  “In regard to our remaining outstanding convertible debt, our objective remains to evaluate all financing sources that would allow us to either refinance our existing convertible debt or provide the cash necessary to settle the debt with cash at maturity and our new loan facility with MidCap Financial Trust gives us the flexibility to achieve that objective.”

The Company had $98.4 million of cash, cash equivalents, restricted cash and investments at March 31, 2017.

About Accuray

Accuray Incorporated (NASDAQ: ARAY) is a radiation oncology company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to Accuray’s company trajectory, Accuray’s ability to achieve its strategic objectives with respect to its remaining convertible debt, and Accuray’s leadership position in radiation oncology innovation. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to the risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, filed on August 24, 2016, the company’s reports on Form 10-Q, filed on November 1, 2016, February 3, 2017, and May 5, 2017, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to Accuray at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Investor Contact:

Doug Sherk

Investor Relations, EVC Group

+1 (415) 652-9100

dsherk@evcgroup.com

Media Contacts:

Beth Kaplan

Accuray

+1 (408) 789-4426

bkaplan@accuray.com